Exhibit 23(d)(iii)(b)
FORM OF
AMENDED SCHEDULE B
DATED                     , 2009
TO THE
INVESTMENT ADVISORY AGREEMENT DATED                     , 2008
BETWEEN
FUNDVANTAGE TRUST AND BOSTON ADVISORS, LLC
Investment Advisory Fee Schedule

Annual Fee as a Percentage of
Fund	Fund’s Average Daily Net Assets
Boston Advisors US Small Cap Equity Fund	0.90% (90 basis points)

Boston Advisors International Equity Fund	1.00% (100 basis points)